Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contacts

For Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com	For Media: Barbara Yates The Yates Network (781) 258-6153

ImmunoGen, Inc. Reports Second Quarter Fiscal Year 2011 Financial Results

—Company Expects Significant Progress across a Number of Programs in 2011—

WALTHAM, MA, January 27, 2011 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted antibody-based anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today reported financial results for the three-month period ended December 31, 2010 — the second quarter of the Company’s 2011 fiscal year (2QFY2011).

“We expect significant progress across a number of programs during 2011,” said Daniel Junius, President and CEO. “New clinical data are expected to be reported for multiple product candidates, including IMGN901, T-DM1, and SAR3419, and several TAP compounds are anticipated to advance into Phase II testing later this year. We plan to disclose the first details on our lead preclinical compounds — IMGN529 and IMGN853 — at a scientific conference in early 2011 and to submit their INDs in mid-2011 and early 2012, respectively. Three additional partner compounds are on track to enter the clinic in 2011. We also continue to expand our technology portfolio and expect to discuss additional enhancements later this year.”

ImmunoGen Product Candidates — Highlights

IMGN901 (lorvotuzumab mertansine) — in clinical testing for treatment of CD56+ solid tumors and multiple myeloma (MM).

•            Reported encouraging initial clinical data for IMGN901 used in combination with lenalidomide (Revlimid®) and dexamethasone to treat relapsed MM at ASH. Additionally, presented updated clinical data for IMGN901 used as a single agent to treat this disease.

•            Initiated a Phase I/II trial to assess IMGN901, used in combination with carboplatin plus etoposide, for the first-line treatment of small-cell lung cancer (SCLC).

•            Determined that IMGN901 is best assessed in Merkel cell carcinoma (MCC) in a pivotal trial when administered first-line in combination with carboplatin plus etoposide. The

Company plans to use the dose identified in the dose-finding phase of the first-line combination trial in SCLC for assessment of IMGN901 in MCC.

•            IMGN901 has received orphan drug designation for MM in the US and a favorable opinion from the EMA for this designation in Europe. The compound already has orphan drug designation for SCLC and MCC in the US and Europe.

IMGN388 — in clinical testing for treatment of solid tumors

•            Reported updated clinical data from the dose-finding assessment of administration of IMGN388 every three weeks, which are supportive of evaluating a more frequent dosing schedule.

•            The Company expects to report data from a more frequent dosing schedule in 2H2011.

IMGN529 — in preclinical development for types of liquid tumors

•            The Company expects to disclose information related to this compound, including preclinical data, at a scientific conference in 2Q2011.

•            ImmunoGen plans to submit an IND for this TAP compound in mid-2011.

IMGN853 — in preclinical development for ovarian and other epithelial cancers

•            Reported data on its target, folate receptor 1, at a scientific conference in November.

•            The Company expects to disclose preclinical data and other information related to this compound at a scientific conference in 2Q2011.

•            ImmunoGen intends to submit an IND for this TAP compound in early 2012.

Partner Product Candidates — Highlights

Trastuzumab-DM1 (T-DM1) — in global development by Roche for the treatment of HER2+ breast cancer (BC), including two Phase III trials for metastatic disease and a Phase II trial in the adjuvant/neoadjuvant setting.

•            Announced the Phase II clinical data for T-DM1 used in combination with pertuzumab in the first-line treatment of advanced HER2+ BC presented in December.

•            Roche expects progression-free survival (PFS) data from the Phase II trial assessing T-DM1 compared with Herceptin plus docetaxel for first-line treatment of advanced HER2+ BC in 3Q2011.

SAR3419, SAR650984, and SAR566658 — in development by sanofi-aventis from a previous research collaboration with ImmunoGen.

•            Sanofi-aventis expects to report new SAR3419 Phase I clinical data in 2Q2011 and to begin Phase II evaluation on this TAP compound in 2H2011. Trials assessing SAR3419 in combination with other anticancer agents are also expected to be initiated in 2011.

•            SAR650984 and SAR566658 continue in Phase I clinical testing.

BT-062 — in development by Biotest

•            Updated Phase I clinical data in multiple myeloma and promising preclinical data in solid tumors were reported at international conferences in 4Q2010.

BIIB015 — in development by Biogen Idec

•            Currently in Phase I testing, BIIB015 is among the oncology assets Biogen Idec expects to spin off or sell.

ImmunoGen expects 2-3 additional TAP compounds to enter the clinic in 2011 through the Company’s collaborative partners.

Financial Results

ImmunoGen reported a net loss of $14.2 million, or $0.21 per basic and diluted share, for 2QFY2011 as compared to a net loss of $13.0 million, or $0.23 per basic and diluted share, for the same period last year.

Revenues were $4.2 million for 2QFY2011, as compared to $3.1 million for the same period last year. Revenues in 2QFY2011 include $2.0 million of research and development support fees and $1.3 million of clinical material reimbursement, compared to $1.3 million and $1.0 million, respectively, for the same quarter last year. Revenues in 2QFY2011 also include $0.9 million of license and milestone fees, compared to $0.8 million for the same quarter last year.

Operating expenses for 2QFY2011 were $19.7 million, compared to $16.1 million in the same period last year. Operating expenses in 2QFY2011 include research and development expenses of $16.0 million, compared to $12.2 million in 2QFY2010. The increase in the current period is primarily due to greater investment being made in the Company’s development of its proprietary product candidates, including costs associated with the enrollment of more patients in clinical trials and the advancement of IMGN529 and IMGN853 toward IND filing. The operating expenses also include general and administrative expenses of $3.7 million in 2QFY11, compared to $3.9 million in 2QFY2010.

Other income (expense), net, was $1.3 million in 2QFY2011, compared to $(19,000) for the same period last year. Included in other income in the current period 2QFY2011 is $1.2 million of federal grant funding the Company was awarded in 2QFY2011 under the Patient Protection and Affordable Care

Act of 2010 to develop new anticancer therapies. The Company had received $1.1 million of this amount as of December 31, 2010.

ImmunoGen had approximately $128.5 million in cash and marketable securities as of December 31, 2010, compared with $110.3 million as of June 30, 2010, and had no debt outstanding in either period. Cash provided by operations was $18.4 million in the first six months of the Company’s 2011 fiscal year, comparing with $20.3 million of cash used in operations during the same period in fiscal 2010. This $38.7 million difference is driven principally by the $45 million upfront payment received from Novartis in 2QFY2011 with the establishment of a technology access collaboration between the companies. Capital expenditures were $0.9 million for the first six months of both fiscal years 2011 and 2010.

Financial Guidance

ImmunoGen expects its net loss for its fiscal year ending June 30, 2011 to be between $60-64 million, its cash used in operations to be between $0-4 million, and its capital expenditures to be between $2-3 million — all unchanged from previous guidance. Cash and marketable securities at June 30, 2011 are anticipated to be between $106-110 million, also unchanged from previous guidance.

“We’re focused on developing novel anticancer compounds and aggressively advancing them to value-inflection points, while using business development as a source of non-dilutive financing,” said Gregory Perry, Senior Vice President and CFO.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using the Company’s expertise in tumor biology, monoclonal antibodies and potent cancer-cell killing agents. The Company’s TAP technology uses monoclonal antibodies to deliver one of ImmunoGen’s proprietary cancer-cell killing agents specifically to tumor cells. There are currently seven TAP compounds in the clinic, with a wealth of clinical data reported with the technology. ImmunoGen’s collaborative partners include Amgen, Bayer Schering Pharma, Biogen Idec, Biotest, Genentech (a member of the Roche Group), Novartis, and sanofi-aventis. The most advanced compound using ImmunoGen’s TAP technology, trastuzumab-DM1 (T-DM1), is in Phase III testing through the Company’s collaboration with Genentech. More information about ImmunoGen can be found at www.immunogen.com.

Revlimid® is a registered trademark of Celgene Corporation.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2011 fiscal year; its cash and marketable securities as of June 30, 2011; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the

Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and other reports filed with the Securities and Exchange Commission.

—Financials Follow—

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
	2010	2010
ASSETS

Cash, cash equivalents and marketable securities	$128,486	$110,298
Other assets	25,319	26,910

Total assets	$153,805	$137,208

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$10,738	$13,822
Long-term portion of deferred revenue and other long-term liabilities	64,890	21,338
Shareholders’ equity	78,177	102,048

Total liabilities and shareholders’ equity	$153,805	$137,208

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues:
Research and development support	$2,005	$1,283	$3,500	$2,065
License and milestone fees	866	827	2,676	2,658
Clinical materials reimbursement	1,307	998	1,413	1,484

Total revenues	4,178	3,108	7,589	6,207

Expenses:
Research and development	16,004	12,211	29,429	24,399
General and administrative	3,688	3,886	7,052	7,478

Total operating expenses	19,692	16,097	36,481	31,877

Loss from operations	(15,514)	(12,989)	(28,892)	(25,670)

Other income (expense), net	1,281	(19)	1,771	125

Loss before taxes	(14,233)	(13,008)	(27,121)	(25,545)

(Benefit)/provision for income taxes	—	—	—	(162)

Net loss	$(14,233)	$(13,008)	$(27,121)	$(25,383)

Net loss per common share, basic and diluted	$(0.21)	$(0.23)	$(0.40)	$(0.44)

Average common shares outstanding, basic and diluted	67,965	57,156	67,961	57,094